Exhibit 99.1

    YORK International Announces Resignation of Mr. Kam Son Leong; Mr. Wilson Sun Appointed Vice President and President, Asia Pacific

    YORK, Pa.--(BUSINESS WIRE)--May 3, 2004--YORK International Corporation (NYSE:YRK) today announced the resignation of Mr. Kam Son Leong, Vice President YORK International and President, YORK Asia Pacific effective at the end of 2004. The Company also announced that Mr. Wilson Sun, currently Vice President and General Manager, Asia Pacific will be appointed to replace Mr. Leong, consistent with the Company's succession plan.
    Mr. Sun started with YORK in 1973 and has a long history of leadership contributions with the Company in the Asia Pacific region. He has served in a variety of sales and general manager positions over the past 30 years and has successfully established YORK as a clear leader in large HVAC equipment in China - one of the Company's most exciting and profitable markets.
    Mr. David Myers, President and CEO said, "I would like thank Mr. Leong for his contributions to our Company. He built an exceptional team in Asia with the spirit, confidence and vision to successfully manage our business opportunities in the region."
    He continued, "In addition to Mr. Sun's instrumental role in establishing the Company's manufacturing capabilities in Guangzhou and Wuxi, China, he lead the YORK team that provided cooling to the majority of Hong Kong's skyline. We look forward to his continued success in his new role."
    YORK International Corporation is a full-line, global provider of heating, ventilating, air conditioning and refrigeration (HVAC&R) products and services. YORK is the largest independent supplier of HVAC&R equipment in the United States and a leading competitor in the industry internationally. The Company's products are sold in more than 125 countries and YORK has approximately 22,300 employees worldwide.



    CONTACT: YORK International Corporation
             David Kornblatt, 717-771-7008